AMENDMENT NO. 6
to the
FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of March 1, 2011 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on February 15, 2011, the Board of Trustees of MST ratified and approved the creation of two new series of MST, the Munder Integrity Mid-Cap Value Fund and the Munder Integrity Small/Mid-Cap Value Fund;

WHEREAS, MCM agreed to pay certain Fund expenses and/or waive certain Service Agreement fees effective upon the commencement of operations of each Fund; and

WHEREAS, MST and MCM desire to amend the Agreement to include the Munder Integrity Mid-Cap Value Fund and the Munder Integrity Small/Mid-Cap Value Fund.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A dated March 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:    /s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:    /s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  March 1, 2011

Schedule A
to the
Fee Waiver & Expense Payment Reimbursement Agreement

Funds

Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund